EXHIBIT 4.4
DESCRIPTION OF CLASS A UNITS OF VORNADO REALTY L.P. AND
CERTAIN PROVISIONS OF ITS AGREEMENT OF LIMITED PARTNERSHIP
The following description of the material terms of the class A units of Vornado Realty L.P., which we refer to as the “operating partnership,” and some material provisions of the operating partnership’s agreement of limited partnership, which we refer to as the “partnership agreement,” does not describe every aspect of the units or the partnership agreement and is only a summary of, and qualified in its entirety by reference to, applicable provisions of Delaware law and the partnership agreement. A copy of the partnership agreement is filed as an exhibit to the Annual Report on Form 10-K to which this Exhibit is attached.
The Operating Partnership's Outstanding Classes of Units
Holders of units, other than Vornado Realty Trust in its capacity as general partner, hold a limited partnership interest in the operating partnership. All holders of units, including Vornado Realty Trust in its capacity as general partner, are entitled to share in cash distributions from, and in the profits and losses of, the operating partnership.
Holders of units have the rights to which limited partners are entitled under the partnership agreement and the Delaware Revised Uniform Limited Partnership Act. Class A units are registered with the SEC under the Exchange Act. No other class of units is registered under Federal law and no units are registered under any state securities laws, and no units are listed on any exchange or quoted on any national market system. The partnership agreement imposes restrictions on the transfer of units. See "—Restrictions on Transfers of Units by Limited Partners" below for further information about these restrictions.
As of December 31, 2021, there were outstanding:
•12,902 series A preferred units;
•12,000,000 series L pass-through preferred units;
•12,780,000 series M preferred units;
•12,000,000 series N preferred units;
•12,000,000 series O preferred units;
•1,867,311 series D-13 preferred units;
•141,400 series D-17 preferred units;
•5,828 series G-1 preferred units;
•14,424 series G-2 preferred units;
•43,532 series G-3 preferred units;
•73,201 series G-4 preferred units;
•3,478,955 restricted operating partnership units (“LTIP units”), including 567,739 appreciation-only long-term incentive plan units issued in connection with out-performance plan awards; and
•202,845,830 class A units, including 11,122,222 not held by Vornado Realty Trust.
Distributions with Respect to Units
The partnership agreement provides for distributions, as determined in the manner provided in the partnership agreement, to Vornado Realty Trust and the limited partners in proportion to their percentage interests in the operating partnership, subject to the distribution preferences that are described in the next paragraph. As general partner of the operating partnership, Vornado Realty Trust has the exclusive right to declare and cause the operating partnership to make distributions as and when it deems appropriate or desirable in its discretion. For so long as Vornado Realty Trust elects to qualify as a REIT, it will make reasonable efforts, as determined by Vornado Realty Trust in its sole discretion, to make distributions to partners in amounts such that it will be able to pay shareholder dividends that will satisfy the requirements for qualification as a REIT and avoid any federal income or excise tax liability for Vornado Realty Trust.
Distributions vary among the holders of different classes of units:
•The series A preferred units entitle Vornado Realty Trust as their holder to a cumulative preferential distribution at an annual rate of $3.25 per series A preferred unit, which we refer to as the "series A preferred distribution preference." The series A preferred units correspond to Vornado Realty Trust’s series A convertible preferred shares.
•The series L preferred units entitle their holder to a preferential distribution at the annual rate of $1.35 per unit, which we refer to as the "series L preferred distribution preference." The series L preferred units correspond to Vornado Realty Trust’s series L preferred shares.
•The series M preferred units entitle their holder to a preferential distribution at the annual rate of $1.3125 per unit, which we refer to as the "series M preferred distribution preference." The series M preferred units correspond to Vornado Realty Trust's series M preferred shares.
•The series N preferred units entitle their holder to a preferential distribution at the annual rate of $1.3125 per unit, which we refer to as the "series N preferred distribution preference." The series N preferred units correspond to Vornado Realty Trust's series N preferred shares.

•The series O preferred units entitle their holder to a preferential distribution at the annual rate of $1.1125 per unit, which we refer to as the "series O preferred distribution preference." The series O preferred units correspond to Vornado Realty Trust's series O preferred shares.
•The series D-13 preferred units entitle their holder to a preferential distribution at the annual rate of $0.75 per unit, which we refer to as the "series D-13 preferred distribution preference."
•The series D-17 preferred units entitle their holder to a preferential distribution at the annual rate of $0.8125 per unit, which we refer to as the "series D-17 preferred distribution preference."
•The series G-1 preferred units entitle their holder to a preferential distribution at the annual rate of LIBOR plus 90 basis points per unit, which we refer to as the "series G-1 preferred distribution preference."
•The series G-2 preferred units entitle their holder to a preferential distribution at the annual rate of $1.375 per unit, which we refer to as the "series G-2 preferred distribution preference."
•The series G-3 preferred units entitle their holder to a preferential distribution at the annual rate of LIBOR plus 90 basis points per unit, which we refer to as the "series G-3 preferred distribution preference."
•The series G-4 preferred units entitle their holder to a preferential distribution at the annual rate of $1.375 per unit, which we call the "series G-4 preferred distribution preference."
In this description we sometimes refer to the series A preferred distribution preference, the series L pass-through distribution preference, the series M preferred distribution preference, the series N preferred distribution preference, the series O preferred distribution preference, the series D-13 preferred distribution preference, the series D-17 preferred distribution preference, the series G-1 preferred distribution preference, the series G-2 preferred distribution preference, the series G-3 preferred distribution preference, and the series G-4 preferred distribution preference as the "preferred distribution preferences."
The value of each class A unit, which is the operating partnership’s common unit, regardless of its class, equates to one common share of Vornado Realty Trust. Preferred units do not have a value equating to one common share, but have the liquidation preferences and conversion prices for conversion into class A units or terms for redemption for cash or corresponding preferred shares that are established in the partnership agreement. LTIP units have a value equating to one class A unit if and when the LTIP unit becomes exchangeable for one class A unit.
The partnership agreement provides that the operating partnership will make distributions when, as and if declared by Vornado Realty Trust in the order of preference provided for in the partnership agreement. The order of preference in the partnership agreement provides that distributions will be paid first to Vornado Realty Trust as necessary to enable Vornado Realty Trust to pay REIT expenses. The partnership agreement defines "REIT expenses" to mean the following in respect of Vornado Realty Trust:
•costs and expenses relating to the continuity of is existence and any entity in which Vornado Realty Trust owns an equity interest;
•costs and expenses relating to any of the offer or registration of securities;
•costs and expenses associated with preparing and filing of periodic reports under federal, state and local laws, including SEC filings;
•costs and expenses associated with its compliance with laws, rules and regulations applicable to it; and
•all other operating or administrative expenses incurred in the ordinary course of its business.
After the operating partnership pays Vornado Realty Trust distributions as necessary to enable it to pay REIT expenses, distributions will be paid:
•first, to holders of any class of preferred units ranking senior, as to distributions or redemption or voting rights, to class A units and LTIP units; and
•second, to holders of class A units and LTIP units.
Ranking of Units
The series A preferred units, series L preferred units, series M preferred units, series N preferred units, series O preferred units, series D-13 preferred units, series D-17 preferred units, series G-1 preferred units, series G-2 preferred units, series G-3 preferred units, and series G-4 preferred units rank senior to the class A and LTIP units with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of the operating partnership. The series A preferred units, series L preferred units, series M preferred units, series N preferred units, series O preferred units, series D-13 preferred units, series D-17 preferred units, series G-1 preferred units, series G-2 preferred units, series G-3 preferred units, and series G-4 preferred units and any other units designated as "parity units" all rank on a parity with each other, in each case with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of the operating partnership, without preference or priority of one over the other.
The series of preferred units have the following liquidation preferences:
•$50.00 per series A preferred unit; and
•$25.00 per series L preferred unit, series M preferred unit, series N preferred unit, series O preferred unit, series D-13 preferred unit, series D-17 preferred unit, series G-1 preferred unit, series G-2 preferred unit, series G-3 preferred unit and series G-4 preferred unit.

From time to time as determined by Vornado Realty Trust, in its discretion, the operating partnership may create additional series of preference units or classes of other units senior to or on parity with the class A units with respect to the payment of distributions and amounts upon liquidation, dissolution or winding up of the partnership.
Redemption or Conversion of Units
The holders of class A units, other than Vornado Realty Trust or any of its subsidiaries, have the right to redeem their units for cash or, at the option of Vornado Realty Trust, an equivalent number of Vornado Realty Trust’s common shares.
The series A preferred units became redeemable at Vornado Realty Trust’s option for class A units on April 1, 2001, and are convertible at its option into class A units at any time, provided that an equivalent number of series A preferred shares are concurrently converted into common shares by their holders. The number of class A units into which the series A preferred units are redeemable or convertible is equal to the aggregate liquidation preference of the series A preferred units being redeemed or converted divided by their conversion price. The conversion price of the series A preferred units is now 1.9531 and may be adjusted from time to time to take account of stock dividends and other transactions.
The series L, series M, series N and series O preferred units are redeemable for cash equal to the liquidation preference of $25.00 per unit plus any accrued and unpaid distributions at the option of Vornado Realty Trust, provided that an equivalent number of series L, series M, series N or series O preferred shares of Vornado Realty Trust, respectively, are concurrently redeemed by Vornado Realty Trust.
The series D-13 preferred units are redeemable by the holder for cash equal to the liquidation preference of $25.00 per unit plus any accrued and unpaid distribution, provided that Vornado Realty Trust may determine, at its option, to deliver its common shares with a value equal to the liquidation preference of $25.00 per unit plus any accrued and unpaid distributions.
The series D-17 preferred units are redeemable for cash (i) at the option of Vornado Realty Trust and (ii) at the option of the holder, in each case following certain events equal to the liquidation preference of $25.00 per unit plus any accrued and unpaid distributions.
Any redemption of units must comply with the delivery and other requirements of the operating partnership agreement which may limit the ability of a holder to redeem their units at a particular time or in a particular quantity.
Formation of the Operating Partnership
The operating partnership was formed as a limited partnership under the Delaware Revised Uniform Limited Partnership Act on October 2, 1996. Vornado Realty Trust is the sole general partner of, and owned approximately 92.6% of the common limited partnership interest in, the operating partnership at December 31, 2021.
Purposes, Business and Management of the Operating Partnership
The purpose of the operating partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Delaware Revised Uniform Limited Partnership Act, except that the partnership agreement requires the business of the operating partnership to be conducted in a manner that will permit Vornado Realty Trust to be classified as a REIT under Section 856 of the Internal Revenue Code, unless it ceases to qualify as a REIT for any reason. In furtherance of its business, the operating partnership may enter into partnerships, joint ventures, limited liability companies or similar arrangements and may own interests in any other entity engaged, directly or indirectly, in any of the foregoing.
As the general partner of the operating partnership, Vornado Realty Trust has the exclusive power and authority to conduct the business of the operating partnership, except that the consent of the limited partners is required in some limited circumstances discussed under "—Meetings and Voting" below. No limited partner may take part in the operation, management or control of the business of the operating partnership by virtue of being a holder of units.
In particular, the limited partners expressly acknowledge in the partnership agreement that the general partner is acting on behalf of the operating partnership and the shareholders of Vornado Realty Trust collectively, and is under no obligation to consider the tax consequences to, or other separate interests of, limited partners when making decisions on behalf of the operating partnership. Except as required by lockup agreements described below, Vornado Realty Trust intends to make decisions in its capacity as general partner of the operating partnership taking into account its interests and the operating partnership as a whole, independent of the tax effects on the limited partners. See "—Borrowing by the Operating Partnership" below for a discussion of lockup agreements. Vornado Realty Trust and its trustees and officers will have no liability to the operating partnership or to any partner or assignee for any losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission if it acted in good faith.
Ability to Engage in Other Businesses; Conflicts of Interest
Vornado Realty Trust generally may not conduct any business other than through the operating partnership without the consent of the holders of a majority of the common limited partnership interests, excluding the limited partnership interests held by it. Other persons including Vornado Realty Trust’s officers, trustees, employees, agents and its other affiliates are not prohibited under the partnership agreement from engaging in other business activities and are not required to present any business opportunities to the operating partnership. In addition, the partnership agreement does not prevent another person or entity that acquires control of

Vornado Realty Trust in the future from conducting other businesses or owning other assets, even though those businesses or assets may be ones that it would be in the best interests of the limited partners for the operating partnership to own.
Borrowing by the Operating Partnership
Vornado Realty Trust is authorized to cause the operating partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the operating partnership. The operating partnership's debt may be secured by mortgages, deeds of trust, liens or encumbrances on the operating partnership's properties. Vornado Realty Trust also may cause the operating partnership to borrow money to enable the operating partnership to make distributions, including distributions in an amount sufficient to permit us to avoid the payment of any federal income tax.
From time to time in connection with acquisitions of properties or other assets in exchange for limited partner interests in the operating partnership, Vornado Realty Trust and the operating partnership have entered into contractual arrangements that impose restrictions on the operating partnership's ability to sell, finance, refinance and, in some instances, pay down existing financing on certain of the operating partnership's properties or other assets. These arrangements are sometimes referred to as "lockup agreements" and include, for example, arrangements in which the operating partnership agrees that it will not sell the property or other assets in question for a period of years unless the operating partnership also pays the contributing partner a portion of the federal income tax liability that will accrue to that partner as a result of the sale. Arrangements of this kind may significantly reduce the operating partnership's ability to sell, finance or repay indebtedness secured by the subject properties or assets. Vornado Realty Trust expects to cause the operating partnership to continue entering into transactions of this type in the future and may do so without obtaining the consent of any partners in the operating partnership.
Reimbursement; Transactions with Vornado Realty Trust and Its Affiliates
    Vornado Realty Trust does not receive any compensation for its services as general partner of the operating partnership. However, as a partner in the operating partnership, it has the same right to allocations and distributions with respect to the units it holds as other partners in the operating partnership holding the same classes of units. In addition, the operating partnership reimburses Vornado Realty Trust for all expenses it incurs relating to its ongoing operations and any offering of additional partnership interests in the operating partnership, its securities or rights, options, warrants or convertible or exchangeable securities, including expenses in connection with the registration of Vornado Realty Trust’s common shares for issuance in exchange for units if it assumes the obligation to redeem units and elects to redeem them for common shares instead of cash when a limited partner in the operating partnership exercises the right to redeem units. See "Redemption or Conversion of Units" above for further information about the right to redeem units.
    Except as expressly permitted by the partnership agreement, the operating partnership will not, directly or indirectly, sell, transfer or convey any property to, or purchase any property from, or borrow funds from, or lend funds to, any partner in the operating partnership or any affiliate of the operating partnership or Vornado Realty Trust that is not also a subsidiary of the operating partnership, except in a transaction that has been approved by a majority of Vornado Realty Trust’s disinterested trustees, taking into account its fiduciary duties to the limited partners of the operating partnership.
Vornado Realty Trust’s Liability and Limited Partners
Vornado Realty Trust, as general partner of the operating partnership, is liable for all general recourse obligations of the operating partnership to the extent not paid by the operating partnership. Vornado Realty Trust is not liable for the nonrecourse obligations of the operating partnership.
The limited partners in the operating partnership are not required to make additional contributions to the operating partnership. Assuming that a limited partner does not take part in the control of the business of the operating partnership and otherwise complies with the provisions of the partnership agreement, the liability of a limited partner for obligations of the operating partnership under the partnership agreement and the Delaware Revised Uniform Limited Partnership Act will be limited, with some exceptions, generally to the loss of the limited partner's investment in the operating partnership represented by his or her units. Under the Delaware Revised Uniform Limited Partnership Act, a limited partner may not receive a distribution from the operating partnership if, at the time of the distribution and after giving effect to the distribution, the liabilities of the operating partnership, other than liabilities to parties on account of their interests in the operating partnership and liabilities for which recourse is limited to specified property of the operating partnership, exceed the fair value of the operating partnership's assets, other than the fair value of any property subject to nonrecourse liabilities of the operating partnership, but only to the extent of such liabilities. The Delaware Revised Uniform Limited Partnership Act provides that a limited partner who receives a distribution knowing at the time that it violates the foregoing prohibition is liable to the operating partnership for the amount of the distribution. Unless otherwise agreed, a limited partner in the circumstances described in the preceding sentence will not be liable for the return of the distribution after the expiration of three years from the date of the distribution.
The operating partnership has qualified to conduct business in the State of New York and may qualify in certain other jurisdictions. Maintenance of limited liability status may require compliance with legal requirements of those jurisdictions and some other jurisdictions. Limitations on the liability of a limited partner for the obligations of a limited partnership have not been clearly established in many jurisdictions. Accordingly, if it were determined that the right, or exercise of the right by the limited partners, to make some amendments to the partnership agreement or to take other action under the partnership agreement constituted "control" of the operating partnership's business for the purposes of the statutes of any relevant jurisdiction, the limited partners might be held personally liable for the operating partnership's obligations.
Exculpation and Indemnification of Vornado Realty Trust
The partnership agreement generally provides that Vornado Realty Trust, as general partner of the operating partnership, will incur no liability to the operating partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission, if it acted in good faith. In addition, Vornado Realty Trust is not responsible for any misconduct or negligence on the part of its agents, provided it appointed those agents in good faith. Vornado Realty Trust may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action it takes or omits to take in reliance upon the opinion of those persons, as to matters that it reasonably believes to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with the opinion of those persons.
The partnership agreement also provides for indemnification of Vornado Realty Trust and the indemnification of its trustees and officers and any other persons that it may from time to time designate against any and all losses, claims, damages, liabilities, expenses, judgments, fines, settlements and other amounts incurred by an indemnified person in connection with any proceeding and related to the operating partnership or Vornado Realty Trust, the formation and operations of the operating partnership or Vornado Realty Trust or the ownership of property by the operating partnership or Vornado Realty Trust, unless it is established by a final determination of a court of competent jurisdiction that:
•the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;
•the indemnified person actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.
Sales of Assets
Under the partnership agreement, Vornado Realty Trust generally has the exclusive authority to determine whether, when and on what terms assets of the operating partnership will be sold, as long as any sale of a property covered by a lockup agreement complies with such agreement. The partnership agreement prohibits Vornado Realty Trust from engaging in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of the terms of any outstanding common shares unless, in connection with the transaction, all limited partners other than Vornado Realty Trust and entities controlled by Vornado Realty Trust will have the right to elect to receive, or will receive, for each unit an amount of cash, securities or other property equal to the conversion factor multiplied by the greatest amount of cash, securities or other property paid to a holder of shares of beneficial interest of Vornado, if any, corresponding to that unit in consideration of one share of that kind. Vornado Realty Trust refers to transactions described in the preceding sentence as "termination transactions." The conversion factor is initially 1.0, but will be adjusted as necessary to prevent dilution or inflation of the interests of limited partners that would result if Vornado Realty Trust were to pay a dividend on its outstanding shares of beneficial interest in shares of beneficial interest, subdivide its outstanding shares of beneficial interest or combine its outstanding shares of beneficial interest into a smaller number of shares, in each case without a corresponding issuance to, or redemption or exchange of interests held by, limited partners in the operating partnership.
See "—Borrowing by the Operating Partnership" above for information about lockup agreements which limit the ability of Vornado Realty Trust to sell some of its properties.
Removal of the General Partner; Transfer of Interests of Vornado Realty Trust
The partnership agreement provides that the limited partners may not remove Vornado Realty Trust as general partner of the operating partnership with or without cause. The partnership agreement also generally prohibits Vornado Realty Trust from withdrawing as general partner of the operating partnership or transferring any of its interests in the operating partnership to any other person, except in each case, in connection with a termination transaction. In addition, the partnership agreement prohibits Vornado Realty Trust from engaging in any termination transaction unless all limited partners other than Vornado Realty Trust and entities controlled by Vornado Realty Trust will have the right in the termination transaction to elect to receive, or will receive, for each unit an amount of cash, securities or other property equal to the conversion factor multiplied by the greatest amount of cash, securities or other property paid to a holder of shares of beneficial interest of Vornado, if any, corresponding to that unit in consideration of one share of Vornado. The lock-up provisions and the gross-up provisions do not apply to a sale or other transfer by Vornado Realty Trust of is interests as a partner in the operating partnership, but they would apply to transfers of assets of the operating partnership undertaken during the period when the lock-up agreements are in effect as part of any sale or other transfer by Vornado Realty Trust of its interests as a partner in the operating partnership. See "—Borrowing by the Operating Partnership" for a description of the restrictions on transfers of assets under the lock-up agreements.
The partnership agreement does not prevent a transaction in which another entity acquires control or all of Vornado Realty Trust’s shares nor does it prevent any holder of interests in Vornado Realty Trust from owning assets or conducting businesses outside of the operating partnership.
Restrictions on Transfers of Units by Limited Partners

Subject to the percentage limitations discussed below, a limited partner, other than Vornado Realty Trust and some members of the Mendik group and FW/Mendik REIT, is permitted to transfer all or any portion of his or her units without restriction, provided that the limited partner obtains the prior written consent of Vornado Realty Trust, which it may withhold only if (a) it determines in its sole discretion exercised in good faith that the transfer would cause the operating partnership or any or all of the partners other than the partner seeking to make the transfer to incur tax liability or (b) if it determines that any of the circumstances referred to in the next paragraph exist. In addition, limited partners other than Vornado Realty Trust or any of its subsidiaries are permitted to dispose of their units by exercising their right to redeem units as described under "Redemption and Conversion of Units" above.
Vornado Realty Trust may withhold its consent to any proposed transfer (including any sale, assignment, gift, pledge, encumbrance or other disposition by law or otherwise, and including any redemption pursuant to the redemption rights described under "—Redemption or Conversion of Units" above) for a variety of reasons set forth in Article XI of the partnership agreement. These reasons include, without limitation, a determination by Vornado Realty Trust, in its sole and absolute discretion, that the transfer in question would (i) cause a termination of the operating partnership for tax purposes, (ii) cause the operating partnership to become a "party-in-interest" or a "disqualified person" with respect to any employee benefit plan subject to ERISA, (iii) cause the operating partnership to become a publicly-traded partnership (as defined in Section 469(k)(2) or Section 7704 of the Internal Revenue Code), (iv) cause the operating partnership to become subject to regulation under the Investment Company Act of 1940 or ERISA, (v) adversely affect Vornado Realty Trust’s ability to continue to qualify as a REIT or (vi) subject Vornado Realty Trust or the operating partnership to any additional taxes under Section 857 or Section 4981 of the Internal Revenue Code. In addition, no partner of the operating partnership may pledge or transfer any of its units to a lender to the operating partnership or any person who is related (within the meaning of Section 1.752-4(b) of the Treasury regulations) to any lender to the operating partnership whose loan constitutes a nonrecourse liability without the consent of Vornado Realty Trust, in its sole and absolute discretion, and without entering into an agreement with Vornado Realty Trust as described in the partnership agreement. The partnership agreement also provides that unless exempt due to a waiver granted by Vornado Realty Trust, no limited partnership interest in the operating partnership or portion thereof may be transferred in whole or in part, directly or indirectly, if such transfer would cause (i) any “foreign person” (as such term is used in Section 897(h)(4)(b) of the Internal Revenue Code) who already owns any limited partnership interest, to increase its direct or indirect ownership of limited partnership interests, or (ii) any foreign person, other than an a foreign person that owns any direct or indirect interest in the operating partnership on and as of August 7, 2019, to directly or indirectly own any such limited partnership interests. Any purported transfer to a foreign person in violation of the foregoing shall be deemed void ab initio and shall have no force or effect.
Transfers of operating partnership units (other than "private transfers" as defined in the regulations under the Internal Revenue Code) are limited in any one taxable year of the operating partnership to 2% of the interests in capital or profits not held by Vornado Realty Trust or certain of its affiliates, and Vornado Realty Trust has the right and currently intends to refuse to permit any attempted transfer of operating partnership units by a holder of such units that, when aggregated with prior redemptions and transfers by other holders of operating partnership units, would exceed this limit. In addition, redemptions of operating partnership units by the operating partnership pursuant to the redemption right of such units and transfers of operating partnership units to Vornado Realty Trust as a result of its assumption and performance of the operating partnership's obligation with respect to the redemption right of units, together with other transfers and redemptions (other than certain of the redemptions or transfers qualifying as "private transfers" under the regulations under Section 7704 of the Internal Revenue Code), are limited in any one taxable year to 10% of the interests in capital or profits not held by Vornado Realty Trust or certain of its affiliates, and it has the right and currently intends to refuse to permit certain redemptions and other transfers of operating partnership units that, when aggregated with prior redemptions and transfers, would exceed this limit.
Any permitted transferee of units may become a substituted limited partner only with Vornado Realty Trust’s consent, and it may withhold its consent in its sole and absolute discretion. If it does not consent to the admission of a transferee of units as a substituted limited partner, then the transferee will succeed to the economic rights and benefits attributable to the units, including the right to redeem units, but will not become a limited partner or possess any other rights of limited partners, including the right to vote.
No Withdrawal by Limited Partners
No limited partner has the right to withdraw from or reduce his or her capital contribution to the operating partnership, except as a result of the redemption, exchange or transfer of units under the terms of the partnership agreement.
Issuance of Limited Partnership Interests
Vornado Realty Trust is authorized, without the consent of the limited partners, to cause the operating partnership to issue limited partnership interests to Vornado Realty Trust, to the limited partners and to other persons for the consideration and upon the terms and conditions that it deems appropriate. The operating partnership also may issue partnership interests in different series or classes. Units may be issued to Vornado Realty Trust only if it issues shares of beneficial interest and contributes to the operating partnership the proceeds received by it from the issuance of the shares. Consideration for partnership interests may be cash or any property or other assets permitted by the Delaware Revised Uniform Limited Partnership Act. Except to the extent expressly granted by Vornado Realty Trust on behalf of the partnership pursuant to another agreement, no limited partner has preemptive, preferential or similar rights with respect to capital contributions to the operating partnership or the issuance or sale of any partnership interests.

Meetings and Voting
Meetings of the limited partners may be proposed and called only by Vornado Realty Trust. Limited partners may vote either in person or by proxy at meetings. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting if consents in writing stating the action so taken are signed by limited partners owning not less than the minimum number of units that would be necessary to authorize or take the action at a meeting of the limited partners at which all limited partners entitled to vote on the action were present. On matters in which limited partners are entitled to vote, each limited partner, including Vornado Realty Trust to the extent it holds units, will have a vote equal to the number of common units he or she holds. At this time, there is no voting preference among the classes of common units. The preferred units have no voting rights, except as required by law or the terms of a particular series of preferred units. A transferee of units who has not been admitted as a substituted limited partner with respect to his or her transferred units will have no voting rights with respect to those units, even if the transferee holds other units as to which he or she has been admitted as a limited partner, and units owned by the transferee will be deemed to be voted on any matter in the same proportion as all other interests held by limited partners are voted. The partnership agreement does not provide for annual meetings of the limited partners, and Vornado Realty Trust does not anticipate calling such meetings.
Amendment of the Partnership Agreement
Amendments to the partnership agreement may be proposed only by Vornado Realty Trust. Vornado Realty Trust generally has the power, without the consent of any limited partners, to amend the partnership agreement as may be required to reflect any changes to the agreement that it deems necessary or appropriate in its sole discretion, provided that the amendment does not adversely affect or eliminate any right granted to a limited partner that is protected by the special voting provisions described below. Limitations on its power to amend the partnership agreement are described below.
The partnership agreement provides that it generally may not be amended with respect to any partner adversely affected by the amendment without the consent of that partner if the amendment would:
•convert a limited partner's interest into a general partner's interest;
•modify the limited liability of a limited partner;
•amend Section 7.11.A, which prohibits Vornado Realty Trust from taking any action in contravention of an express prohibition or limitation in the partnership agreement without the written consent of all partners adversely affected by the action or any lower percentage of the limited partnership interests that may be specifically provided for in the partnership agreement or under the Delaware Revised Uniform Limited Partnership Act;
•amend Article V, which governs distributions, Article VI, which governs allocations of income and loss for capital account purposes, or Section 13.2.A(3), which provides for distributions, after payment of partnership debts, among partners according to their capital accounts upon a winding up of the operating partnership;
•amend Section 8.6, which provides redemption rights; or
•amend the provision being described in this paragraph.

In addition, except with the consent of a majority of the common limited partners, excluding Vornado Realty Trust and entities controlled by Vornado Realty Trust, Vornado Realty Trust may not amend:
•Section 4.2.A, which authorizes issuance of additional limited partnership interests;
•Section 5.1.C, which requires that if Vornado Realty Trust is not a REIT or a publicly traded entity it must for each taxable year make cash distributions equal to at least 95% of the operating partnership's taxable income;
•Section 7.5, which prohibits Vornado Realty Trust from conducting any business other than in connection with the ownership of interests in the operating partnership except with the consent of a majority of the common limited partners, excluding Vornado Realty Trust and any entity controlled by Vornado Realty Trust;
•Section 7.6, which limits the operating partnership's ability to enter into transactions with affiliates;
•Section 7.8, which establishes limits on Vornado Realty Trust’s liabilities to the operating partnership and the limited partners;
•Section 11.2, which limits Vornado Realty Trust’ ability to transfer its interests in the operating partnership;
•Section 13.1, which describes the manner and circumstances in which the operating partnership will be dissolved;
•Section 14.1.C, which establishes the limitations on amendments being described in this paragraph; or
•Section 14.2, which establishes the rules governing meetings of partners.
 In addition, any amendment that would affect those lockup agreements that are part of the partnership agreement requires the consent of 75% of the limited partners benefited by those lockup agreements, with some exceptions. See "—Borrowing by the Operating Partnership" above for information about the lockup agreements.
Books and Reports
Vornado Realty Trust is required to keep the operating partnership's books and records at the principal office of the operating partnership. The books of the operating partnership are required to be maintained for financial and tax reporting purposes on an accrual basis in accordance with generally accepted accounting principles, which we refer to as "GAAP." The limited partners have the right, with some limitations, to receive copies of the most recent annual and quarterly reports filed with the SEC by Vornado Realty Trust, the operating partnership's federal, state and local income tax returns, a list of limited partners, the partnership agreement and the partnership certificate and all amendments to the partnership certificate. Vornado Realty Trust may keep confidential from the limited partners any information that it believes to be in the nature of trade secrets or other information whose disclosure it in good faith believes is not in the best interests of the operating partnership or which the operating partnership is required by law or by agreements with unaffiliated third parties to keep confidential.
Vornado Realty Trust will furnish to each limited partner, no later than the date on which it mails its annual report to its shareholders, an annual report containing financial statements of the operating partnership, or of Vornado Realty Trust, if it prepares consolidated financial statements including the operating partnership, for each fiscal year, presented in accordance with GAAP. The financial statements will be audited by a nationally recognized firm of independent public accountants selected by Vornado Realty Trust. In addition, if and to the extent that it mails quarterly reports to its shareholders, Vornado Realty Trust will furnish to each limited partner, no later than the date on which it mails the quarterly reports to its shareholders, a report containing unaudited financial statements of the operating partnership, or of Vornado Realty Trust, if the reports are prepared on a consolidated basis, as of the last day of the quarter and any other information that may be required by applicable law or regulation or that it deems appropriate.
The operating partnership is presently subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports and other information with the SEC. Such reports and other information are also available from the SEC's Internet site (https://www.sec.gov).
Vornado Realty Trust will use reasonable efforts to furnish to each limited partner, within 90 days after the close of each taxable year, the tax information reasonably required by the limited partners for Federal and state income tax reporting purposes.
Power of Attorney
Under the terms of the partnership agreement, each limited partner and each assignee appoints Vornado Realty Trust, any liquidator, and the authorized officers and attorneys-in-fact of each, as the limited partner's or assignee's attorney-in-fact to do the following:
•to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) all certificates, documents and other instruments including, among other things, the partnership agreement and the certificate of limited partnership and all amendments or restatements of the certificate of limited partnership that Vornado Realty Trust or any liquidator deems appropriate or necessary to form, qualify or maintain the existence of the operating partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the operating partnership may conduct business or own property, (b) all instruments that Vornado Realty Trust or any liquidator deems appropriate or necessary to reflect any amendment or restatement of the partnership agreement in accordance with its terms, (c) all conveyances and other instruments that Vornado Realty Trust or any liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the operating partnership under the terms of the partnership agreement, (d) all instruments relating to the admission, withdrawal, removal or substitution of any partner, any transfer of units or the capital contribution of any partner and (e) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of partnership interests; and
•to execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of Vornado Realty Trust or any liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the partners under the partnership agreement or is consistent with the terms of the partnership agreement or appropriate or necessary, in the sole discretion of Vornado Realty Trust or any liquidator, to effectuate the terms or intent of the partnership agreement.
The partnership agreement provides that this power of attorney is irrevocable, will survive the subsequent incapacity of any limited partner and the transfer of all or any portion of the limited partner’s or assignee's units and will extend to the limited partner's or assignee's heirs, successors, assigns and personal representatives.

Dissolution, Winding Up and Termination
The operating partnership will continue until December 31, 2095, as this date may be extended by Vornado Realty Trust in its sole discretion, unless sooner dissolved and terminated. The operating partnership will be dissolved before the expiration of its term, and its affairs wound up upon the occurrence of the earliest of:
•Vornado Realty Trust’s withdrawal as general partner without the permitted transfer of its interest to a successor general partner, except in some limited circumstances;
•the sale of all or substantially all of the operating partnership's assets and properties, subject to the lock-up agreements during the period when the lock-up agreements are in effect;
•the entry of a decree of judicial dissolution of the operating partnership under the provisions of the Delaware Revised Uniform Limited Partnership Act;
•the entry of a final non-appealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final non-appealable judgment ruling that the general partner is bankrupt or insolvent, except that, in either of these cases, in some circumstances the limited partners other than Vornado Realty Trust may vote to continue the operating partnership and substitute a new general partner in Vornado Realty Trust’s place; or
•after December 31, 2046, on election by Vornado Realty Trust, in its sole and absolute discretion.
Upon dissolution, Vornado Realty Trust, as general partner, or any liquidator will proceed to liquidate the assets of the operating partnership and apply the proceeds from the liquidation in the order of priority provided in the partnership agreement.